Exhibit 10.1

SOLID BIOSCIENCES INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of July 25, 2018, the non-employee directors of Solid Biosciences Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors of the Company (the “Board”). Unless otherwise noted, Andrey Zarur, the Chairman of the Board, is not deemed a non-employee director for purposes of this Policy, and his compensation is separately set forth below.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of each committee of the Board will be as follows:

	Member Annual Fee	Chairperson Incremental Annual Fee
Board of Directors	$35,000	–
Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$5,000
Nominating and Corporate Governance Committee	$4,000	$4,000

The foregoing fees will be payable in arrears in equal semi-annual installments not later than the 15th business day following the end of the second and fourth calendar quarters, provided that the amount of such payment will be prorated for any portion of such semi-annual period that the director is not serving on the Board, on such committee or in such position, and no fee shall be payable in respect of any period prior to the completion of our initial public offering.

In his role as Chairman of the Board, Andrey Zarur will be paid cash compensation for fiscal year 2018 in the amount of $225,000. Unless otherwise noted, Dr. Zarur will not receive any other cash or equity compensation described in this Policy.

Equity Compensation

Initial Grants. Upon initial election to our Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option, with a Black-Scholes value of $100,000, to purchase shares of our common stock. The initial award shall have a term of ten years from the date of the award, and shall vest and become exercisable as to 1/3 of the shares underlying such award on each anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service as a director through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of our common stock on the date of grant.

Annual Grants. Each non-employee director who has served as a member of our Board for at least six months prior to the date of our annual meeting of stockholders for a particular year will be granted, automatically and without the need for any further action by the Board, an equity award on the date of our annual meeting of stockholders for such year of an option, with a Black-Scholes value of $50,000, to purchase shares of our common stock. The annual award shall have a term of ten years from the date of the award, and shall vest and become exercisable in full on the earlier to occur of the one-year anniversary of the grant date and immediately prior to our first annual meeting of stockholders occurring after the grant date, subject, in each case, to the director’s continued service as a director through the applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of our common stock on the date of grant.

The foregoing share amounts shall be automatically adjusted in the event of any change in the capital structure or business of the Company by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation, spin off, split off, reorganization or partial or complete liquidation, issuance of rights or warrants to purchase common stock or securities convertible into common stock, sale or transfer of all or part of the Company’s assets or business, or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of FASB ASC Topic 718, in each case, pursuant to the terms of our 2018 Omnibus Incentive Plan, or any successor plan.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2018 Omnibus Incentive Plan, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director (including, in this case, Dr. Zarur) shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings.

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